Pacific Premier Bancorp
April 25, 2017, 12:00 p.m. Eastern

Pacific Premier Bancorp
First Quarter 2017 Earnings Conference Call
April 25, 2017 at 12:00 p.m. Eastern

CORPORATE PARTICIPANTS Steven Gardner, Chairman and CEO Ron Nicolas, Chief Financial Officer

PRESENTATION

Operator
Good day and welcome to the Pacific Premier Bancorp First Quarter 2017 Conference Call. All participants will be in listen‑only mode. Should you need assistance, please signal a conference specialist by pressing the star key, followed by 0. After today’s presentation, there will be an opportunity to ask questions. To ask a question, you may press star, then 1 on a touchtone phone. To withdraw your question, please press star, then 2. Please note this event is being recorded.

I would now like to turn the conference over to Mr. Steve Gardner, Chairman and CEO. Please go ahead.

Steven Gardner
Thank you, Carrie. Good morning, everyone, and I appreciate you joining us today. As you’re all aware, earlier this morning we released our earnings report for the first quarter of 2017. I’m going to walk through some of the notable items. Ron Nicolas is going to review a few of the financial details, and then we’ll open up the call to questions. I’ll also note that in our earnings release this morning, we have the safe harbor statement relative to the forward‑looking comments, and I’d encourage all of you to take a look and read through those.

We got off to a nice start in 2017, with positive trends across most of our key metrics. We reported net income of $9½ million, or 34 cents per diluted share, in the quarter, which includes $4.9 million in merger‑related expenses. Excluding those expenses, we generated $12.8 million in net income, and our adjusted ROAA and ROATCE were 1.26 percent and 13.38 percent, respectively. This performance was driven by continuation of our strong balance sheet growth, stable core expense levels, and excellent credit quality.

Although the first quarter tends to be a seasonally slower period for loan demand, we were still able to deliver another solid quarter of loan production. In total, we generated $455 million in new loan commitments, which resulted in annualized growth in our loan portfolio of 18 percent. While we see reports of a broader slowdown in commercial lending in some of our markets, we continue to deliver a consistent performance in our business development efforts and generate double digit annualized loan growth.

We believe our success is attributable to a number of factors. First and foremost is our disciplined sales process that gives us an opportunity to present our value proposition to new clients every day. We have developed expertise in a broad array of small and middle market business banking products and services that enable us to target a wider array of potential customers and deliver the banking solutions they need.

We’re consistently implemented - we’ve consistently implemented efficiency and technology enhancements so that we can be highly responsive and flexible in tailoring customized solutions for our clients. And, finally, as awareness of Pacific Premier has grown in the market, we’ve been able to recruit talented and experienced bankers to the company who have enhanced our relationship management team.

Our team was further improved through the acquisition of Security Bank last year, and now we are adding increased talent through the acquisition of Heritage Oaks. Collectively, the people, products, and services we have put in place are allowing us to attract high quality relationships. Our loan production continues to be well balanced with all of our major lending areas making significant contributions to our overall loan growth. During the first quarter, we originated $136 million in new C&I loan commitments, $95 million in commercial real estate loans, $77 million in construction loans, $70 million in franchise loans, and $47 million in SBA loans. As a result, our loan portfolio continues to further diversify, with no one category representing more than 20 percent of the total loan portfolio. Importantly, the platform we have built for core deposit gathering is as productive as our asset generation, allowing us to maintain a low overall cost of funds and superior net interest margin.

During the first quarter, our total deposits increased at an annualized rate of 19 percent, with the largest components of that growth coming in non‑maturity deposits. The first quarter is a seasonally strong period for deposit inflows in our HOA business, and we have seen these same strong inflows again in the first quarter of this year. Our HOA team continues to perform at a high level, and they are consistently adding new clients to the bank. As we progress through the year, we typically start to see some deposit outflows from our HOA clients, and, again, we expect 2017 to unfold as in years past.

As we announced earlier this month, we completed our acquisition of Heritage Oaks Bancorp on April 1st. We were pleased to continue our M&A track record of executing on a timely closing process. From the time of the announcement of the transaction, we were able to obtain shareholder and regulatory approval and close the transaction in approximately three and a half months. We take pride in our ability to make timely, well supported decisions; maintain a disciplined approach throughout every stage of the M&A process; effectively navigate the regulatory approval requirements; and complete the team and client integrations without organizational disruption. By doing so, we begin realizing the synergies that will drive shareholder value. With each transaction, we gain greater insight into what works well and where we can improve our process for the next transaction. Having a highly refined process and a depth of experience across our team allows us to continue evaluating other opportunities while we close and integrate the deals that are in process. It’s enabled us to complete eight acquisitions in just over six years, and we’re ready, willing, and able to act now on any new attractive opportunities that emerge.

Looking ahead, we expect to see a continuation of the positive business trends we experienced in the first quarter. The loan pipeline remains strong, and we expect to continue bringing on high quality relationships across the bank. We are just starting to institute our sales process with the Heritage Oaks team. As with our previous acquisitions, once the sales process is fully implemented, we typically start to see an acceleration in our business development efforts, which leads to an increase in client acquisitions. We added a talented team of bankers with Heritage Oaks and an outstanding client base. As our process improvement takes hold, we believe we’ll have attractive opportunities to take market share in the Central Coast Area.

We have a long‑term vision for the organization, which includes the potential for the company to surpass the $10 billion mark. A significant part of our strategic planning process has been focused on preparing for those higher regulatory requirements. The investments that we have made over the past year in terms of personnel and infrastructure, have moved us closer towards meeting the higher standards for institutions that approach and exceed the $10 billion threshold. We are mindful of what needs to be accomplished as we continue to grow the company. We are steadily making progress so that the higher standards do not negatively impact our ability to effectively manage our profitable growth in the future.

With that, I’m going to turn the call over to Ron to provide a little bit more detail on our first quarter results. Ron?

Ron Nicolas
Thanks, Steve, and good morning, everyone. As is customary, I will be reviewing some of the more significant items in the quarter, focusing primarily on the linked quarter comparison. Overall, as highlighted in our earnings release, we reported net income of $9.5 million for the quarter and earned 34 cents per diluted share compared with net income of $12 million and 43 cents per diluted share in the fourth quarter.

Major items impacting the quarter included merger‑related costs of $4.9 million, a first quarter tax provision benefit of $1.1 million, and a slightly higher loan loss provision of $2.5 million. We will take a close look at each of these as we step through the key line items of the income statement.

Total revenue of $46.4 million was driven by net interest income of $41.7 million, which decreased by $600,000 from the prior quarter, largely attributable to lower accretion and prepayment fees as well as last quarter’s special FHLB dividend, which, combined, totaled an approximate $1.5 million decrease. In addition, two less days of interest for the quarter cost about $900,000. These decreases were partially offset by a larger earning asset base contributing an increase of approximately $1.9 million. Our core net interest margin decreased to 4.27 percent compared with 4.32 percent in the prior quarter and was entirely driven by lower prepayment fees of 8 basis points in the first quarter compared with 14 basis points in the prior quarter. Our overall cost of deposits remained unchanged at 27 basis points. Lastly, with the closing of the Heritage Oaks acquisition as of April 1st, our accretion income will increase; however, given the timing of the close, we are not prepared to provide guidance as to the impact at this time. We anticipate being able to provide guidance with respect to accretion in the second quarter earnings release and call.

The company recorded a provision for loan loss of $2.5 million for the quarter compared with $2.1 million in the prior quarter. Our provision this quarter covered our net charge‑offs as well as reserve for the strong loan growth we experienced.

Non‑interest income of $4.7 million increased $365,000 from the prior quarter as we realized a higher net gain on the sale of $30 million in SBA loans. We also sold a small CRE pool of loans of approximately $11 million, which together with the SBA loan sales, netted the increase of approximately $400,000 to the gain‑on‑sale. Our non‑interest expense came in at $29.7 million compared with $25.4 million in the prior quarter. Excluding the merger‑related costs in both periods, our total non‑interest expense was $24.8 million in the first quarter compared with $24.2 million in the fourth quarter. Higher personnel costs contributed to the $1 million increase in compensation over the prior quarter as the restart of payroll taxes as well as increased staffing and stock‑based compensation were the primary drivers. In anticipation of closing of the Heritage Oaks acquisition, staffing increased 13 full‑time equivalents, to 459 total FTEs. Most of the other remaining expense line items were in line with our expectations.

Our effective tax rate was 32.7 percent in the first quarter, disproportionately impacted by the inclusion of a $1.1 million tax provision benefit for vested stock‑based compensation under ASU 2016‑9. As we move through the year, our tax rate will return to a more normalized level of approximately 38 to 39 percent, driven primarily by higher pretax income and the diminishing impact from future equity vestings.

Turning now to our balance sheet highlights, total gross loans increased by $147 million, or approximately 20 percent on an annualized basis. The overall loan portfolio core yield grew to 4.96 percent from 4.94 percent in the fourth quarter of 2016, excluding accretion, prepayment fees, and other one‑time benefits. The quarter’s loan origination blended yield came in at 4.88 percent compared with 4.80 percent in the fourth quarter. The company saw yield increases in most lending categories, including SBA, CRE, multi‑family, and construction, with the ultra-competitive categories such as C&I and franchise lending coming in slightly lower. Total loan payoffs were down slightly for the first quarter compared to the prior quarter, and the overall annual repayment rate fell slightly to 24 percent compared with 26 percent in the prior quarter.

We grew our investment portfolio $54 million compared with $67 million in the prior quarter, and the average yield on our investments increased to 2.58 percent compared with 2.31 percent in the prior quarter, excluding the special FHLB dividend. With the closing of Heritage Oaks, we will continue to target a portfolio size equal to approximately 10 percent of our total assets in the coming months.

Overall deposits grew $151 million, effectively matching loan growth for the quarter. As a result, our loan‑to‑deposit ratio fell slightly, to 102.7 percent from 103.1 percent in the prior quarter. With the addition of Heritage Oaks, we expect our loan‑to‑deposit ratio to be approximately 100 percent by the end of the second quarter.

Our customer relationship, non‑maturing deposits grew by $127 million, or approximately 20 percent annualized, and remained at 82 percent of total deposits. And, as Steve mentioned, we saw a seasonal uptick in our HOA deposit business as the first quarter is typically the high watermark driven by annual homeowner association dues and relatively lower expenditure outflows.

Taking a look at asset quality, our allowance for loan loss reserves ended the quarter at $23.1 million, an increase of $1.8 million from the prior quarter, as new loan growth was the primary driver of the increase. Our allowance coverage stood at .68 percent as of March 31st compared with .66 as of December 31st. Total net charge‑offs for the quarter were $723,000, of which $250,000 was previously reserved. Non‑performing assets decreased from $1.6 million to just under $1 million, or the equivalent of 4 basis points, and delinquency decreased $477,000, or 1 basis point of total loans.

With that, we would be happy to answer any questions you may have. Operator, please open up the call for questions.

QUESTIONS AND ANSWERS

Operator
We will now begin the question‑and‑answer session. To ask a question, you may press star, then 1 on your touchtone phone. If you are using a speakerphone, please pick up your handset before pressing the keys. If at any time your question has been addressed and you would like to withdraw your question, please press star, then 2. At this time, we will pause momentarily to assemble our roster.

The first question comes from Andrew Liesch of Sandler O’Neill. Please go ahead.

Andrew Liesch
Good morning, guys.

Steven Gardner
Good morning, Andrew.

Ron Nicolas
Hey, Andrew.

Andrew Liesch
Steve, just a question on your M&A opportunities right now. The smaller deals that you’ve done in the past don’t really move the needle anymore, so I’m just curious, what - is there an asset range you’re targeted in - targeting right now, and then what’s been the M&A chatter in that space for you over the last few months?

Steven Gardner
Sure. Minimum would be $500 million, and that’s the absolute minimum we’d consider at this point. We’d consider anything up to $7½ billion. The chatter, it ebbs and flows over time; however, I’d say that it seems as though conversations may have picked up a little bit here following the election, and that’s continued into the first quarter. Coupled out with the continued challenging operating environment, I think those have been the drivers, but that could certainly - whether that translates into transactions is a whole other story.

Andrew Liesch
Okay. And then you mentioned $7½ billion. Would that be more like an MOE type deal and definitely launch you over $10 billion in assets? Is there a timeframe for when you’d like to cross over $10 billion, or are you just kind of taking what the market gives you?

Steven Gardner
There isn’t any particular timeframe, but we generally move more quickly than others. We have been preparing for that potential eventuality, and we began that process a little over a year. I think, as you know, and many others, we operate the bank, not for an institution that is a little over $6 billion today. We operate the institution for - as though we are $7½ billion heading towards $10 billion, so from an organizational structure; from the people that we have, their talents, skills, and experience; the internal controls, all of those throughout the institution, we are constantly evaluating, and I am pushing our folks to think about that, again, not for an institution of where we are today but where we expect to be in short order at $7½ [billion], potentially pushing close to $10 [million] and at some point, over $10 billion.

Andrew Liesch
Okay. Thanks. That’s very helpful. I’ll step back.

Operator
The next question comes from Bob Ramsey of FBR. Please go ahead.

Bob Ramsey
Hey, good morning. I know you’ve said you all intend to give more color around purchase accounting accretion outlook next quarter. Just wondering maybe what thoughts you could share with us on sort of looking into the second quarter. I think Heritage Oaks will narrow the margin a little bit kind of where things start off, even if you aren’t ready to talk about the whole year.

Ron Nicolas
Sure, Bob. From a core standpoint, the Heritage Oaks core margin will narrow - dilute us down just a little bit, just a hair, likely in the low 4’s as opposed to our 430‑ish kind of level today. Really, again, not to be redundant, but because we’re just really starting the fair value process, I mean, we’ve got some preliminary remarks, but I wouldn’t want to go there because they are preliminary, and we’ll be able to provide greater clarity around that at the second quarter call.

Bob Ramsey
Okay, fair enough. And then maybe talk a little bit about your loan pipelines. Obviously, loan growth was really good this quarter. It sounds like you guys are pretty optimistic. Just kind of curious where you’re seeing strength, what’s driving it, how the pipeline looks today, et cetera.

Steven Gardner
Sure. So the pipeline as we sit here today, Bob, as we’re integrating the Heritage Oaks Bank team in both our - the disciplined sales process that we have and then also in how we move loans into our pipeline and our processes, that’s coming along nicely. We’re right around approximately $585 million today. That’s moved up nicely as we’ve added Heritage Oaks to the team. We benefited in Q1 from the team that we added last year in Security Bank, and we’ll continue to build on that. Similar to the production that we had in the first quarter, the pipeline is very well diversified across all of our key business lines, first and foremost being C&I owner-occupied commercial real estate as we focus on small and middle market businesses, and then all of the other various lending lines of business we are in are also pretty strong at this point.

Bob Ramsey
Okay. Great. The last question, and I’ll hop out, but the tax benefit on the employee comp, is that a seasonal thing we can sort of model into the first quarter of next year as well around stock grants?

Steven Gardner
Likely so, and we’ll abate throughout the year, and that is our expectation. And -

Bob Ramsey
Okay, great. Thank you.

Steven Gardner
- Ron, do you have any -

Ron Nicolas
Yes. To your point and to echo Steve’s, our first quarter is a little heavily weighted. We typically see the awards - equity awards, if they’re granted, are typically first quarter, the annualized usually vested over an annualized basis over three years, so the first quarter has a tendency to be a little bit heavily weighted towards those vestings. That, combined with the lower profitability with the merger‑related costs, created that kind of a disproportionate impact in the first quarter. That impact will wane greatly over the next three quarters and effectively almost be a rounding error on a full‑year basis.

Bob Ramsey
Okay. Thank you.

Ron Nicolas
You’re welcome.

Operator
The next question comes from Tyler Stafford of Stephens. Please go ahead.

Tyler Stafford
Hey, good morning, guys.

Steven Gardner
Hi, Tyler.

Ron Nicolas
Hi, Tyler.

Tyler Stafford
Maybe one more just back on M&A. Steve, with a potential asset size of a target that large, would that take you outside of California, or are you primarily still focused within the state?

Steven Gardner
We’re predominantly still focused in the state, but as we continue to grow and execute, we’d certainly entertain potentially contiguous states to California. Generally, we would remain in the West, I would think, but, you know, we’re open to opportunities that ultimately we think make sense for the franchise.

Tyler Stafford
Okay, great. On the margin, I think you guys are one of the few banks I’ve seen so far this quarter that have been able to keep deposit costs flat, sequentially. Just curious what you’re seeing in the market in terms of competition for deposit pricing.

Steven Gardner
I think that the market is highly competitive. It has historically been highly competitive, and we expect it will remain highly competitive. We’ve seen various institutions move up some of their pricing in what they’re offering. We expect to see that come and go. That’s what we’ve seen over the years, and we’re just going to remain disciplined in our approach, and we rely far more on that disciplined calling effort of our folks and our relationship bankers to drive the growth in our deposits and to maintain the deposit pricing where we are.

Tyler Stafford
Okay. And then thanks for that, and then just the last one for me just on Heritage Oaks. Can you just remind us of the timing of the cost saves and the systems conversion and when we should expect to see those expenses fall out? Thanks.

Steven Gardner
Sure. I mean, the system conversion is currently scheduled for July 14th through the 16th, that weekend. We would expect the majority of cost saves to occur in Q2, Q3 of this year. Ron, do you have any other color you’d like to -

Ron Nicolas
Yes. Just so just to add a finer point to that, so the cost savings will be phased in over the next couple of quarters, second quarter, third quarter, as Steve indicated, and by the end of the third quarter, we’ll have a clean quarter heading into the fourth quarter as far as our NIE is concerned. So we’ll need some of the additional folks around as we work our way through the conversion and shortly beyond that, and then we should be pretty clean going forward.

Tyler Stafford
Okay, great. Congrats on a nice quarter, guys.

Steven Gardner
Thank you.

Ron Nicolas
Thank you.

Operator
Our next question comes from Matthew Clark of Piper Jaffray. Please go ahead.

Matthew Clark
Hey, good morning, guys. The first one on the multi‑family - excuse me, multi‑family - I just got off that Banner call. On the SBA gain, on the SBA premium this quarter, a little bit higher, I think, running around 9 percent, do you think that’s sustainable going forward, or do you think it’s going to come back in from here?

Ron Nicolas
That moved about - up a little over 50 basis points from the prior quarter, and it was less about the gross gain that we achieved in the marketplace and more about some of the costs associated with the fourth quarter gain being a little bit higher, the commission costs being a little bit higher than it was here in the first quarter. But, listen, 50 basis points is kind of a range of movement that I think is pretty normal. We’ll probably see it bounce around that 8 percent plus or minus as we move throughout the year.

Steven Gardner
That’s where we’re - in my mind, we’re thinking in that mid 8 percent range as the net gain, and, as Ron said, that - there’s a small amount of volatility around that.

Matthew Clark
Got it. Okay. And then thinking about the addition of HEOP here in the second quarter and going forward, and given the pipeline that you guys have, that’s up with HEOP, but also understanding the law of large numbers, I think you guys have talked about in the past, when this deal was at least first announced, that low‑double digit loan growth was probably realistic. Do you feel like you might be able to do better than that, just, again, given how strong that pipeline is here today?

Steven Gardner
We’ll just see. There’s a number of factors that come into play as far as the net growth in the loan portfolio that occurs in any particular quarter, and so we’ll just see.

Matthew Clark
Okay. Okay. Thank you.

Steven Gardner
You’re welcome.

Operator
The next question comes from Gary Tenner of D.A. Davidson. Please go ahead.

Gary Tenner
Hey, guys, good morning.

Steven Gardner
Hi, Gary.

Gary Tenner
Just I wanted to ask about the head count adds in this quarter. I think you mentioned 13 FTEs ahead of the HEOP transaction. What type of personnel was that? I assume largely back office to support the growth, but I wonder if you’d go into it a bit more.

Steven Gardner
Yes. It’s pretty broad‑based, although 13 to the current base of the 450‑plus. They’re in some key areas, and as we talked about, as we head towards $10 billion and potentially exceed that at some point in our future, we’ve added a very talented, highly skilled individual as our new CIO, a new facilities manager, somebody in the finance area that is overseeing our all and doing our stress testing, folks from the model validation area, a couple of solid bankers here and there, so it’s been some pretty broad‑based additions.

Gary Tenner
Great. And as you look out at 2018, or you can call it fourth quarter this year with the cost saves pretty fully phased in, and in light of the continuing adds, do you think you could see ratio could get below 50 percent end of this year into next year, or is that too aggressive, given the need to continue to add for growth?

Steven Gardner
I don’t know that we’d get below 50 percent, just given our growth rate and trajectory. We’re always cognizant of being very efficient with how we manage the institution, but, at the same time, for anyone who’s followed us, we are not timid when it comes to investing in people, technology, processes that we believe are going to generate greater returns over time, and, at the same point, being very cognizant of the fact of what the regulatory expectations are for not only a bank approaching $10 billion but also of one that is growing and is active as we are in the M&A space. So all of those things come into play, and we’ll just see where we end up from an efficiency ratio standpoint.

Gary Tenner
Okay. Thanks for that. And then just one quick question here. With the borrowed funds, the short‑term borrowed funds over the quarter, [indiscernible] but on the average, safe to assume you’ll follow your typical practice and repay those right here early in the second quarter with the excess liquidity from HEOP?

Ron Nicolas
To a lesser extent this time around, Gary. At the end of last quarter, we were prudent in trying to put on a little bit more liquidity in anticipation of some deposits leaving towards the end of the year. Our loan growth has been very strong. We continue to add to our investment portfolios, so I think this level of plus or minus around that $300 million level on FHLB, notwithstanding any difference or massive changes in our deposit growth, is probably the appropriate level.

Gary Tenner
Okay. Thanks, guys.

Operator
The next question comes from Jackie Bohlen of KBW. Please go ahead.

Jackie Bohlen
Hi. Good morning, guys.

Steven Gardner
Good morning, Jackie.

Ron Nicolas
Good morning.

Jackie Bohlen
Looking at the 100 percent loan‑to‑deposit target for the end of next quarter, is that shift, just given the liquidity from HEOP, going to come from loan growth or from some deposit run‑off?

Steven Gardner
Well, going in at closing, we were about 95 percent, 96 percent loan‑to‑deposit ratio. That’s at close, combining the two institutions. And we think just through our loan growth and activities that it will probably get back up to about 100 percent. That’s kind of our internal forecast here for the end of the second quarter. It isn’t necessarily a target level. We’re certainly cognizant about where we are running the bank from a loan‑to‑deposit ratio. We have a number of levers we can pull to manage that, and we’ll continue to do so.

Jackie Bohlen
Okay. And does 105 still remain the level you’d like to remain below?

Steven Gardner
We don’t want to be above 105. That’s accurate.

Jackie Bohlen
Okay. And then just one last quick one. Are you still thinking that $22 million is the right number of merger charges?

Ron Nicolas
Geez, Jackie, I would say we’re on track to hit the number that we first articulated. The $22 million seems a little bit steep. I don’t recall that off the top of my head. I’ll have to get back to you on that.

Steven Gardner
That’s what I was going to suggest. Let us just double check on that. It seems a little high to me as well, Jackie, but let us get back to you on it.

Jackie Bohlen
Okay. No problem. Thank you.

Operator
The next question comes from Tim Coffey of FIG Partners. Please go ahead.

Tim Coffey
Thank you. Good morning, gentlemen.

Steven Gardner
Good morning, Tim.

Ron Nicolas
Good morning.

Tim Coffey
Hey, to follow up on that merger cost question, what about the timing? Do you anticipate that to be kind of a 3Q/2Q/3Q split?

Steven Gardner
Most likely. Most of those merger‑related expenses should come through here in Q2, given the fact that we just closed the transaction on April 1st, so we would expect most all of those should be in place by the end of the second quarter.

Tim Coffey
Okay, but with a little bit lingering over for the conversion, right?

Steven Gardner
Well, yes. Yes, for the conversion aspect, yes, and in some of the personnel that we’re going to need. As Ron said, we’d expect by the end of the third quarter to have all of the cost saves baked in, just about 100 percent and then true with any of the merger‑related expenses in connection with the transaction. Most all of those should pull through in Q2 and maybe some clean‑up items potentially in Q3.

Tim Coffey
Okay. Okay. And then circling back to the - your opening remarks, Steve, and talking about some of the deposit outflows in the HOA business, do you anticipate that outflows will be granular, you know, as HOAs pay for normal operations, or do you think they will be chunky as they do with big capital investments?

Steven Gardner
It’s more granular that - it’s at least what we have typically seen. We are - some HOAs early in that early part of the year, they’re - the payments on the HOA dues all flow in, whether if they have annual dues or quarterly dues, and just depending upon how their homeowners pay those dues, and then typically over the second and third quarter, the cash flow is - the expenses come into those businesses. It typically flows out and could be some capital improvements, but historically it’s been pretty granular.

Tim Coffey
Okay. Okay. And then I wanted to talk a little bit about kind of what the SBA and the construction portfolio, both those categories have gone up nicely the last several quarters, and I’m wondering, is that a result of new hires that you’ve made or a combination of that plus opportunities in the marketplace?

Stephen Gardner
It’s a combination of the two. We’re always looking at improving and adding good, talented bankers, and the SBA and construction teams have benefited from that, and then, certainly, just our presence and consistency, our approach, people would just prefer to work with us. We’re able to give them pretty timely decisions and then execute on any of their loan requests, and for many business owners, entrepreneurs, and investors, that’s what they want.

Tim Coffey
Okay. And then I apologize if I - if you already touched on this and I missed it, but have you started incurring any kind of expenses related to crossing over $10 billion?

Steven Gardner
I would say, yes, absolutely in some of the folks that we’ve hired and put in place to improve, whether it’s the models we’re running, the stress testing we’re doing, improvements from BSA, AML, virtually every area of the bank, and that’s just part and parcel with the way we operate the institution, that we’re always looking forward, and, again, I want people, organization, and processes in place today to be running an institution that’s $7½ [billion] and headed to $10 billion.

Tim Coffey
All right. Well, thank you. Those are my questions. Appreciate it.

Steven Gardner
Very good.

Operator
Again, if you have a question, please press star, then 1. The next question comes from Don Worthington of Raymond James. Please go ahead.

Don Worthington
Good morning.

Steven Gardner
Good morning, John.

Ron Nicolas
Good morning.
Don Worthington
If you mentioned in the press release, I missed it, but were there any loan purchases this quarter?

Steven Gardner
No.

Don Worthington
None, okay. And then back to the HOA, what was the dollar amount of the seasonal increase?

Ron Nicolas
HOA grew about $100 million during the quarter, which was a pretty nice growth rate.

Don Worthington
Okay, great. And then you commented on the SBA gain‑on‑sale premium. What about volumes? Is there about $30 million a quarter that you would expect to sell?

Steven Gardner
That’s approximately - that’s a pretty good number, depending upon our loan production, which was solid at $47 million. It was actually very strong for the group, and so assuming they can keep up that pace of originations, around $30 million seems like a solid number.

Ron Nicolas
Remember, we’re selling 75 percent of effectively what we originate, the guaranteed portion, so to the extent we originate $40‑plus million, the number will be net $30 [million], low $30 million range.

Don Worthington
Okay, great. All right. Thank you.

Ron Nicolas
Very good. Thanks.

Operator
This concludes our question‑and‑answer session. I would now like to turn the conference back over to Steve Gardner for any closing remarks.

CONCLUSION

Steve Gardner
Thank you, Carrie. Thanks again for joining us this morning. If anyone has any other questions, certainly feel free to give Ron or myself a call, and we would be happy to chat with you. Thank you.

Operator
The conference is now concluded. Thank you for attending today’s presentation. You may now disconnect your lines. Have a good day.